                                    Exhibit 6
                                    ---------

PURCHASE AND VOTING AGREEMENT (ULTRAK PREFERRED SHARES)

                                     Between

Niklaus Zenger, Rossliweg 12, 4538 Oberbipp, Switzerland
(hereinafter referred to as "Zenger")

                                       and

Victoria & Eagle  Strategic  Fund,  Cayman  Island,  c/o  Victoria & Eagle Asset
Management S.A. - via Nassa 44, Lugano,  Switzerland (hereinafter referred to as
"Victoria & Eagle")

WHEREAS Zenger is the  beneficiary of a Stock  Purchase  Agreement  (hereinafter referred to as Agreement)  with Mr. George  Broady  (hereinafter  referred to as
Broady) for the acquisition of all outstanting  preferred shares of Ultrak Ltd.,
Dallas  (hereinafter  referred to as Ultrak),  and whereas Zenger is entitled to assign some or all of this rights under said Agreement;

WHEREAS Victoria & Eagle wishes to acquire 2/3 of such preferred shares, subject to certain limitations and conditions;

NOW THEREFORE the parties agree as follows:

1.  Zenger  hereby  agrees to assign to  Victoria  & Eagle his rights to acquire
130'233 preferred shares of Ultrak subject to Victoria & Eagle's agreement to be bound by the terms of the  Agreement,  and in  particular:  i) to  transfer  the purchase price of US 2'000'000 (two milion) as provided for in such Agreement to the following account:

Bank:                   Bank of America, Dallas, Texas, USA
ABA-Code:   111 0000 25
Account-No.:            18 13 88 164
Account-Holder:         George K. Broady
and ii) to assign his voting rights to Zenger.

2.  Victoria & Eagle hereby  agrees to  irrevocably  assign to Zenger his voting rights attached to the 130,233 preferred shares of Ultrak,  acquired by Victoria
& Eagle under the present  agreement.  At Zenger's first demand Victoria & Eagle will sign a voting proxy in favour of Zenger or any party  designated by Zenger.
This transfer of voting rights is valid for six months and is renewable.

3. The assignment of the voting rights in accordance with this agreement remains valid and overrides any sale or other  disposal of the Ultrak shares  subject to this  agreement  and  Victoria & Eagle agrees that it shall not sell said shares unless the buyers agrees to be bound by the terms of this agreement.

This Agreement shall be subject to and governed by Delaware Law.

Date: 10th January 2002

Niklaus Zenger                                  Victoria & Eagle Strategic Fund

/s/ Niklaus Zenger                              /s/ Fabio Conti
                                                Fabio Conti
                                                Director